Exhibit 5.1

MASLON LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

P 612-672-8200

F 612-672-8397

www.maslon.com

October 14, 2015

El Capitan Precious Metals, Inc.

8390 Via de Ventura, Suite F-110

Scottsdale, Arizona 85258

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of El Capitan Precious Metals, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 15,000,000 shares of Common Stock, $.001 par value, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”). Upon examination of such corporate and other documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

2.	The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon LLP